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                              JOINT PRESS RELEASE

For: MELAMINE CHEMICALS, INC.            Contact: RON COMO & ASSOCIATES, INC.
     P.O. Box 748                                 74 Trinity Place
     Donaldsonville, LA  70346                    New York, NY  10006
     Fred Huber, President & CEO                  Telephone:  (212) 227-3010
     Wayne D. DeLeo, Vice President & CFO
     Telephone:  (504) 473-3121

For: DSM NV                              Contact: DSM Corporate Public Relations
     P.O. Box 6500                                P.O. Box 6500
     6401 JH Heerlen                              6401 JH Heerlen
     The Netherlands                              The Netherlands
     Pieter Harten, President DSM Melamine        Telephone:  (045) 5782422
     Maarten van Nieuwenhuyzen,
         Director Planning & Development
                                                   February 26, 1997
                                                   Immediate Release

                   MELAMINE CHEMICALS, INC. SELLS TECHNOLOGY
                              TO DSM MELAMINE B.V.

DONALDSONVILLE, LOUISIANA, FEBRUARY 26, 1997--Melamine Chemicals, Inc. (NASDAQ-MTWO) and DSM NV, an international chemical and materials group headquartered in Heerlen, The Netherlands, jointly announced the signing of an agreement relating to the sale of Melamine Chemicals Inc.'s (MCI) patented high-pressure (M-II and M-IV) melamine production technologies to DSM Melamine B.V., a business group of DSM N.V. The companies will cooperate in a joint research and development project to further improve the high-pressure technologies utilizing MCI's M-II production plant in Donaldsonville for testing purposes.

         Under the agreement, DSM will acquire the worldwide rights to MCI's M-II and M-IV patents and related know-how. MCI will retain the right to use this technology to build two additional plants in the Americas. In exchange, MCI will receive $25 million of which $15 million is payable immediately and $10 million is payable in two equal installments in 2000 and 2005. DSM is required to assist MCI in modifying its low-pressure melamine plant to implement certain improvements developed by DSM Melamine.

         Consummation of this transaction is subject to satisfactory completion of DSM's review of the M-II and M-IV technologies. It is anticipated that this transaction will be consummated within the next three months. If this transaction is consummated, MCI will realize a $10.7 million gain net of $7.0 million in estimated costs associated with future developmental work, $600,000 in transaction costs and $6.7 million of income taxes.

         According to Fred Huber, President and CEO of MCI, and Pieter Harten, President of DSM Melamine B.V., both companies and their shareholders will benefit from the transaction.
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The agreement provides an excellent opportunity to combine forces and to jointly improve MCI's high-pressure melamine production technology.

         The two companies, of course, will remain vigorous competitors in the international marketplace, but both believe that in the longer term, each will be in a better position to serve customers.

         Melamine is a chemical raw material having numerous industrial and commercial applications and is used in many things including thermosetting plastics, adhesives and flame retardants. Well-known applications include kitchen worktops, plastic tableware, laminates for scratch-resistant surfaces, plywood and car paints.

         Melamine Chemicals, Inc. is engaged in the production and marketing of melamine. The Company is also active in the development of new melamine process and application technology. The Company is one of only two producers of melamine in North America and one of the three largest producers worldwide.

         DSM Melamine, a business group of DSM, is active in the production and marketing of melamine and is the global market leader with this product. DSM Melamine operates large scale cost competitive production units in Europe, the USA and Indonesia.

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